SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 12, 2010
(Date of earliest event reported)

SALLY BEAUTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33145 (Commission file number)	36-2257936 (I.R.S. Employer Identification Number)

3001 Colorado Boulevard
Denton, Texas 76210
(Address of principal executive offices)

(940) 898-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 12, 2010, Sally Holdings, LLC, a wholly owned subsidiary of Sally Beauty Holdings, Inc. (‘Sally Holdings”), Beauty Systems Group LLC and Sally Beauty Supply LLC, as subsidiary borrowers, and its Canadian subsidiary, Beauty Systems Group (Canada), Inc., as Canadian borrower and its Dutch subsidiary, SBH Finance B.V., as foreign borrower, entered into a credit agreement among Bank of America, N.A., as Administrative Agent, Collateral Agent, Canadian Agent and Canadian Collateral Agent, and the several lenders from time to time parties thereto (the “ABL Credit Agreement”). The ABL Credit Agreement provides for a senior secured revolving credit facility or “ABL Facility” of up to $400 million (subject to availability under a borrowing base). The ABL Credit Agreement refinances and replaces the existing asset-based credit facility to which Sally Holdings and such other borrowers are a party. Substantially all of the domestic subsidiaries of Sally Holdings (other than any subsidiary that is a borrower, foreign subsidiary holding company, or a subsidiary of a foreign subsidiary) have guaranteed the obligations of Sally Holdings and its subsidiaries under the ABL Credit Agreement.

The ABL Facility matures on November 12, 2015. At closing, approximately $89 million was drawn under the ABL Facility and we had approximately $285 million available for additional borrowings under the ABL Facility, subject to borrowing base limitations, as reduced by outstanding letters of credit.

The ABL Facility includes a $25 million sub-limit for swingline loans and a $50 million sub-limit for letters of credit. Amounts drawn under the ABL Facility bear annual interest at either an adjusted LIBOR rate plus a margin of 2.25% to 2.75%, or an alternate prime rate plus a margin of 1.25% to 1.75%. The interest rate margins are subject to adjustments based on borrowing availability under the ABL Credit Agreement. The commitment fee calculated on the unused portion of the ABL Facility equals 0.50% per year based on available loan commitments. The ABL Credit Agreement contains a number of negative covenants restricting, among other things, certain distributions, dividends and repurchases of capital stock and other equity interests, acquisitions, incurrence of secured indebtedness, prepayment or modification of certain other debt, incurrence of liens, certain mergers, changes in fiscal year and hedging arrangements. The ABL Credit Agreement also contains a covenant requiring Sally Holdings and its subsidiaries to maintain a fixed-charge coverage ratio of at least 1.0 to 1.0 in the event that availability under the ABL facility falls below certain thresholds. The fixed-charge coverage ratio is defined as the ratio of (A) EBITDA (as defined in the agreement underlying the ABL Facility, or Credit Agreement EBITDA) less unfinanced capital expenditures to (B) fixed charges (as included in the definition of the fixed-charge coverage ratio in the agreement governing the ABL Facility). The ABL Credit Agreement contains customary events of default.  If an event of default occurs, the lenders are entitled to accelerate the advances made thereunder and exercise rights against the collateral.

The obligations of Sally Holdings and the domestic borrowers under the ABL Credit Agreement are secured by, among other collateral (i) a first-priority lien and security interest in, among other things, accounts receivable and inventory of the domestic operations and (ii) a second-priority lien and security interest in substantially all other tangible and intangible personal property owned by Sally Holdings and each domestic subsidiary borrower, subject to certain exceptions. The obligations of the Canadian borrower under the ABL Credit Agreement are secured by (i) a first-priority line and security interest in, among other things, accounts receivable and inventory of the Canadian operations, (ii) a second-priority lien and security interest in substantially all other tangible and intangible personal property comprising the Canadian operations and (iii) a pledge of certain intercompany notes owing to the Dutch entity, in each case, subject to certain exceptions. The intercompany notes also secure the direct borrowing of the Dutch entity. The obligations of Sally Holdings and its domestic subsidiaries under the ABL Credit Agreement are also secured by second-priority liens in certain real property.

Pursuant to a letter agreement dated November 12, 2010 between the Administrative Agent and Collateral Agent under the ABL Credit Agreement and the administrative agent under our existing term loan credit agreement, such parties reaffirmed an existing intercreditor agreement executed in 2006 which sets forth the priorities of the liens in the assets of Sally Holdings and its subsidiaries in a manner consistent with that described above.

This summary does not purport to be complete and is qualified in its entirety by reference to the ABL Credit Agreement, which will be filed as an exhibit to Sally Beauty Holdings’ next quarterly report on Form 10-Q. Interested parties should read the ABL Credit Agreement in their entirety.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

By reason of the execution of the ABL Credit Agreement described in Item 1.01 above, on November 12, 2010, we terminated that certain Credit Agreement dated as of November 16, 2006 by and among Sally Holdings LLC, the other borrowers set forth therein, the other lenders party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as Administrative Agent and Collateral Agent, which provided for a $400 million asset-based credit facility on the terms and conditions provided therein and substantially similar to the ABL Credit Agreement.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 2010

SALLY BEAUTY HOLDINGS, INC.

By:	/s/ Raal H. Roos
Name:	Raal H. Roos
Title:	Senior Vice President, Secretary and General Counsel